Exhibit 99.1
News Release

Independent Bank Corporation
230 West Main Street
Ionia, MI 48846
616.527.9450

For Release:	Immediately

Contact:	Robert Shuster, Chief Financial Officer, 616.522.1765
INDEPENDENT BANK CORPORATION REPORTS
2009 FOURTH QUARTER AND FULL YEAR RESULTS
•	2009 fourth quarter net loss applicable to common stock of $49.2 million ($2.05 per share), with results impacted by:
•	Provision for loan losses of $25.1 million.

•	$19.5 million charge to accrue for estimated losses from vehicle service contract counterparties related to the Company’s payment plan business.

•	A non-cash charge of $16.7 million for goodwill impairment, with no impact on tangible equity.
•	Pre-tax, pre-provision core operating earnings improved in 2009 over 2008.

•	Net interest margin of 4.85% and 5.08% for the fourth quarter and full year of 2009, which is among the best in the banking industry.

•	Both non-performing loans and non-performing assets declined sequentially for the third consecutive quarter.

•	Capital raising initiatives progressing.

•	Independent Bank remains “well capitalized” for regulatory purposes.
IONIA, Mich., Feb. 24, 2010 — Independent Bank Corporation (NASDAQ: IBCP) reported a fourth quarter 2009 net loss applicable to common stock of $49.2 million, or $2.05 per share, versus a loss of $90.2 million, or $3.92 per share, in the prior-year period. The net loss applicable to common stock for the year ended Dec. 31, 2009 was $94.5 million, or $3.96 per share, compared to a loss of $91.9 million, or $4.00 per share, for all of 2008.
Michael M. Magee, President and CEO of Independent Bank Corporation, commented: “The Michigan economic climate remains unfavorable and continues to have a negative impact on our financial results. While this weakness may persist in the near term, we are encouraged that the relative strength of our pre-tax, pre-provision core operating earnings will help support our organization as we work through our credit issues and efforts to improve our capital position.”
Operating Results
The Company’s tax equivalent net interest income totaled $33.9 million during the fourth quarter of 2009, an increase of $0.5 million, or 1.4% from the year-ago period, and a decrease of $1.9 million, or 5.3% from the third quarter of 2009. The Company’s tax equivalent net interest income as a percent of average interest-earning assets (the “net interest margin”) was 4.85% during the fourth quarter of 2009, compared to 4.80% in the year-ago period, and 5.15% in the third quarter of 2009. Average interest-earning assets were virtually unchanged at $2.78 billion in the fourth quarter of 2009, compared to $2.77 billion in the year-ago quarter and $2.76 billion in the third quarter of 2009. However, the mix of such average interest-earning assets changed as higher-yielding loans declined and lower-yielding short-term investments rose. In order to expand its liquidity, the Company increased its level of overnight cash balances with the Federal Reserve Bank to $223.5 million at Dec. 31, 2009. This change in the mix of assets reduced the fourth quarter net interest margin compared to earlier quarters in 2009.
For all of 2009, tax equivalent net interest income totaled $140.8 million, an increase of $6.1 million, or 4.5% from 2008. The Company’s net interest margin for 2009 increased to 5.08% compared to 4.63% in 2008. The benefit of the increase in the net interest margin in 2009 was partially offset by a $138.2 million decline in average interest-earning assets.
Service charges on deposits and VISA check card interchange income totaled $6.2 million and $1.5 million, respectively, in the fourth quarter of 2009, an increase of 2.7% and 9.5%, respectively, from the comparable period in 2008. For all of 2009, service charges on deposits and VISA check card interchange income totaled $24.4 million and $5.9 million, respectively, compared to $24.2 million and $5.7 million, respectively, during 2008.
Securities losses totaled $0.03 million and $6.9 million in the fourth quarters of 2009 and 2008, respectively. The securities losses in the fourth quarter of 2008, include a decline in the fair value of trading securities of $0.7 million and a write down of $6.2 million (from a par value of $10.0 million to a fair value of $3.8 million) related to the dissolution of a money-market auction rate security and the distribution of the underlying Bank of America preferred stock. This Bank of America preferred stock was sold during 2009. For all of 2009, the Company recorded securities gains of $3.7 million compared to securities losses of $15.0 million in 2008.
Gains on the sale of mortgage loans were $2.1 million in the fourth quarter of 2009, compared to $1.2 million in the year-ago quarter. For all of 2009, gains on the sale of mortgage loans totaled $10.9 million compared to $5.2 million in 2008. The growth in gains relates primarily to an increase in loan sales. This was principally due to a rise in refinancing activity.
Mortgage loan servicing generated income of $1.2 million in the fourth quarter of 2009, versus a loss of $3.6 million in the year-ago period. This improvement was due to the change in the impairment reserve (a $0.9 million recovery in the fourth quarter of 2009 compared to a $4.3 million charge in the year-ago quarter) that was partially offset by a $0.3 million increase in the amortization of capitalized mortgage loan servicing rights. The recovery of previously recorded impairment charges in the last quarter of 2009 primarily reflects somewhat higher mortgage loan interest rates at the end of the fourth quarter of 2009, resulting in lower estimated future prepayment rates. For all of 2009, mortgage loan servicing generated income of $2.3 million, versus a loss of $2.1 million in 2008. Capitalized mortgage loan servicing rights totaled $15.3 million at Dec. 31, 2009 compared to $12.0 million at Dec. 31, 2008. The Company services approximately $1.73 billion in mortgage loans for others on which servicing rights have been capitalized.
Non-interest expenses totaled $71.2 million in the fourth quarter of 2009, compared to $85.1 million in the year-ago period. The decline in non-interest expenses was primarily due to a decrease in the goodwill impairment charge. This charge totaled $16.7 million and $50.0 million in 2009 and 2008, respectively. The decline in the goodwill impairment charge was partially offset by an increase in estimated losses related to vehicle service contract counterparties at the Company’s Mepco Finance Corporation (“Mepco”) business unit of $18.5 million and an increase in FDIC insurance of $1.2 million. For all of 2009, non-interest expenses totaled $187.6 million versus $177.2 million in 2008.
The 2009 goodwill impairment charge of $16.7 million relates to the Company’s vehicle service contract payment plan business. In the fourth quarter of 2009, the Company updated its goodwill impairment testing, having also performed interim tests earlier in the year. The results of the year-end goodwill impairment testing showed that the estimated fair value of Mepco was now less than the carrying value of its equity. The fair value of Mepco is principally based on estimated future earnings utilizing a discounted cash flow methodology. Mepco recorded a loss in the fourth quarter and for the full year of 2009. Further, Mepco’s largest business counterparty, which accounted for nearly one-half of Mepco’s payment plan business, has defaulted in its obligations to Mepco, and this counterparty is expected to cease its operations in 2010. These factors adversely impacted the level of Mepco’s expected future earnings, and hence its fair value, and the Company concluded that goodwill was now impaired, resulting in this $16.7 million non-cash charge.
The 2008 goodwill impairment charge of $50.0 million related to the Company’s banking operations. During the fourth quarter of 2008, the Company updated its goodwill impairment testing, having also performed interim tests earlier in the year. The Company’s common stock price dropped further in the fourth quarter of 2008, which resulted in a wider difference between its market capitalization and book value. The results of the goodwill impairment testing showed that the estimated fair value of the Company’s Independent Bank reporting unit was less than its carrying value of equity, resulting in the non-cash charge.
Fourth quarter 2009 non-interest expenses included a $19.5 million charge (compared to $1.0 million in the fourth quarter of 2008) related to Mepco’s business of servicing payment plans for vehicle service contracts. These payment plans (which are classified as finance receivables in the Company’s Consolidated Statements of Financial Condition) permit a consumer to purchase a vehicle service contract or product warranty by making installment payments, generally for a term of 12 to 24 months, to the sellers of those contracts or product warranties (one of the “counterparties”). Mepco purchases these payment plans from these counterparties on a recourse basis. When consumers stop making payments or exercise their right to voluntarily cancel the contract, the remaining unpaid balance of the payment plan is recouped by Mepco from the counterparties that sold the vehicle service contract or product warranty and provided the coverage. Payment defaults and voluntary cancellations have increased significantly during 2009, reflecting both weak economic conditions and adverse publicity impacting the vehicle service contract industry. When counterparties do not honor their contractual obligations to Mepco to repay advanced funds, we recognize estimated losses. Mepco pursues collection (including commencing legal action) of funds due to it under its various contracts with counterparties. During the last half of 2009, we identified a counterparty that is experiencing particularly severe financial difficulties and have accrued for estimated potential losses related to that relationship. For all of 2009, the expense for vehicle service contract counterparty risk totaled $31.2 million compared to $1.0 million in 2008.
Pre-Tax, Pre-Provision Core Operating Earnings
The Company is presenting pre-tax, pre-provision core operating earnings in this release for purposes of additional analysis of operating results. Pre-tax, pre-provision core operating earnings, as defined by management, represents the Company’s income (loss) excluding: income tax expense (benefit), the provision for loan losses, securities gains or losses, vehicle service contract counterparty contingencies, and any impairment charges (including goodwill, losses on other real estate or repossessed assets, and fair-value adjustments) or elevated loan and collection costs caused by the current economic cycle.
The following table reconciles pre-tax, pre-provision core operating earnings to consolidated net income (loss) presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Pre-tax, pre-provision core operating earnings is not a measurement of the Company’s financial performance under GAAP and should not be considered as an alternative to net income (loss) under GAAP. Pre-tax, pre-provision core operating earnings has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of the Company’s results as reported under GAAP. However, the Company believes presenting pre-tax, pre-provision core operating earnings provides investors with the ability to gain a further understanding of its underlying operating trends separate from the direct effects of any impairment charges, credit issues, fair value adjustments, securities gains or losses, and challenges inherent in the real estate downturn and other economic cycle issues, and displays a consistent core operating earnings trend before the impact of these challenges. The credit quality section of this release already isolates the challenges and issues related to the credit quality of the Company’s loan portfolio and the impact on its results as reflected in the provision for loan losses.
Pre-Tax, Pre-Loan Loss Provision Core Operating Earnings

	Three Months Ended		Year Ended
	12/31/09	12/31/08	12/31/09	12/31/08
	(in thousands)
Net loss	$(48,155)	$(90,025)	$(90,227)	$(91,664)
Income tax expense (benefit)	(1,456)	10,348	(3,210)	3,063
Provision for loan losses	25,116	27,865	103,032	71,321
Securities (gains) losses	26	6,924	(3,744)	14,961
Vehicle service contract counterparty contingencies	19,506	966	31,234	966
Impairment (recovery) charge on capitalized loan servicing	(890)	4,255	(2,349)	4,332
Impairment charge on goodwill	16,734	50,020	16,734	50,020
Losses on other real estate and repossessed assets	1,796	2,258	8,554	4,349
Elevated loan and collection costs (1)	2,584	2,286	9,727	4,431

Pre-Tax, Pre-Loan Loss Provision Core Operating Earnings	$15,261	$14,897	$69,751	$61,779

(1)	Represents the excess amount over a “normalized” level of $1.25 million quarterly or $5.0 million annually
TARP Capital Purchase Program
On Dec. 12, 2008, the Company issued 72,000 shares of its preferred stock and 3,461,538 warrants to purchase the Company’s common stock (at a strike price of $3.12 per share) to the U.S. Treasury (“UST”) in return for $72.0 million under the Capital Purchase Program (“CPP”). Of the total proceeds, initially $68.4 million was allocated to the preferred stock and $3.6 million was allocated to the warrants (included in capital surplus) based on the relative fair value of each.
During 2009, the Company made $933.6 million of loans. This loan volume includes: $270.7 million of commercial loans (of which $144.3 million were renewals of existing loans), $618.2 million of mortgage or home equity loans (of which $293.4 million were refinances of existing loans) and $44.7 million of consumer installment loans (excluding finance receivables).

Further, the CPP funds have allowed the Company to continue actively pursuing mortgage loan modifications and work-outs in lieu of foreclosure for those mortgage loan customers experiencing financial difficulty.
Asset Quality
Commenting on asset quality, CEO Magee noted: “We are pleased to see positive progress on asset quality despite the challenges of operating in a very difficult economy. Our team continues to make strong efforts to manage our loan portfolio. Total non-performing loans and assets have both declined for three consecutive quarters. In addition, 30-to-89 day delinquency rates at year end in our commercial and mortgage loan portfolios continued to be very manageable at 1.26% and 2.32%, respectively.”
A breakdown of non-performing loans by loan type is as follows:

Loan Type	12/31/2009	9/30/2009	12/31/2008
	(Dollars in Millions)
Commercial	$50.4	$56.8	$78.1
Consumer/installment	8.4	8.4	4.9
Mortgage	48.0	49.3	38.9
Finance receivables	3.1	3.0	3.4

Total	$109.9	$117.5	$125.3

Ratio of non-performing loans to total portfolio loans	4.78%	4.92%	5.09%

Ratio of non-performing assets to total assets	4.77%	5.02%	4.91%

Ratio of the allowance for loan losses to non-performing loans	74.35%	62.75%	46.22%

Non-performing loans have declined by $15.4 million, or 12.3%, since year-end 2008, as an increase in non-performing mortgage loans and consumer loans was more than offset by a decline in non-performing commercial loans. The decline in non-performing commercial loans is primarily due to net charge-offs and the payoff or other disposition of non-performing credits during 2009. Non-performing commercial loans largely reflect real estate-secured credit delinquencies caused primarily by cash flow difficulties encountered by real estate developers in Michigan as they confront a significant decline in sales. The land and land development components of the Company’s commercial loan portfolio have declined and now total just $59.8 million at Dec. 31, 2009, representing approximately 2.0% of total assets. The elevated level of non-performing residential mortgage loans is primarily due to a rise in delinquencies and foreclosures reflecting both weak economic conditions and soft residential real estate values in many parts of Michigan. Other real estate and repossessed assets totaled $31.5 million at Dec. 31, 2009 compared to $20.0 million at Dec. 31, 2008.
The provision for loan losses was $25.1 million and $27.9 million in the fourth quarters of 2009 and 2008, respectively. For all of 2009, the provision for loan losses totaled $103.0 million versus $71.3 million in 2008. The level of the provision for loan losses in each period reflects the Company’s overall assessment of the allowance for loan losses, taking into consideration factors such as loan mix, levels of non-performing and classified loans, and loan net charge-offs. Loan net charge-offs were $17.1 million (2.89% annualized of average loans) in the fourth quarter of 2009, compared to $23.1 million (3.67% annualized of average loans) in the fourth quarter of 2008. The fourth quarter 2009 loan net charge-offs were divided among the following categories: commercial loans, $9.2 million; consumer loans, $1.8 million (including $0.2 million of deposit overdrafts); and mortgage loans, $6.1 million. The commercial loan and mortgage loan net charge-offs in the fourth quarter of 2009 primarily reflect write-downs to expected liquidation values for real estate or other collateral securing the loans. For all of 2009, loan net-charge-offs totaled $79.5 million versus $58.5 million in 2008. At Dec. 31, 2009, the allowance for loan losses totaled $81.7 million, or 3.55% of portfolio loans, compared to $57.9 million, or 2.35% of portfolio loans, at Dec. 31, 2008.
Balance Sheet, Liquidity and Capital
Total assets were $2.97 billion at Dec. 31, 2009, an increase of $9.1 million from Dec. 31, 2008. Loans, excluding loans held for sale, were $2.30 billion at Dec. 31, 2009, compared to $2.46 billion at Dec. 31, 2008. Deposits totaled $2.57 billion at Dec. 31, 2009, an increase of $499.3 million from Dec. 31, 2008. The growth in deposits primarily reflects increases in savings and checking accounts and in brokered certificates of deposit.
Cash and cash equivalents totaled $288.7 million at Dec. 31, 2009, versus $57.7 million at Dec. 31, 2008. This increase reflects the Company’s efforts to augment liquidity. In addition, the Company had approximately $714.4 million of unused borrowing capacity at Dec. 31, 2009.
Stockholders’ equity totaled $109.9 million at Dec. 31, 2009, or 3.70% of total assets. The Company’s wholly owned subsidiary, Independent Bank, remains “well capitalized” for regulatory purposes with the following ratios:

			Well
			Capitalized
Regulatory Capital Ratio	12/31/09	12/31/2008	Minimum

Tier 1 capital to average total assets	6.72%	8.25%	5.00%
Tier 1 capital to risk-weighted assets	9.08%	10.62%	6.00%
Total capital to risk-weighted assets	10.36%	11.91%	10.00%
With regard to the outlook for 2010, CEO Magee concluded: “As we confront the shared challenges that face the banking industry, we remain focused on implementing the necessary initiatives for achieving continued improvement in our core business. These actions, combined with our strategic plan to raise additional capital should provide added strength to our balance sheet, enhance our capital ratios, and position us for better performance as our markets begin to recover.”
Capital Raising Initiatives
Like many financial institutions across the United States, the Company has been impacted by deteriorating economic conditions. The Michigan economy, in particular, has been and continues to show stress, including such factors as the highest unemployment rate in the nation and a declining population. As a result, the Company believes that additional capital is necessary to maintain and strengthen its balance sheet, enabling it to withstand the effects of ongoing economic stress and uncertainty over the coming months and years. Consequently, the Company has explored several initiatives to bolster capital and strengthen its balance sheet and in January 2010, adopted a Capital Restoration Plan (the “Capital Plan”).
The primary objective of the Company’s Capital Plan is to achieve and thereafter maintain certain minimum capital ratios for Independent Bank as established by the Bank’s Board of Directors. These minimum capital ratios are 8% for Tier 1 Capital to Average Total Assets and 11% for Total Capital to Risk-Weighted Assets. The Capital Plan sets forth an objective of achieving these minimum capital ratios as soon as practicable, but no later than April 30, 2010, and maintaining such capital ratios through at least the end of 2012.
In addition to contemplating a public offering of the Company’s common stock for cash, the Capital Plan also contemplates two other primary capital raising initiatives, including: (1) an offer to exchange shares of the Company’s common stock for any or all of the Company’s outstanding trust preferred securities, and (2) an offer to exchange shares of the Company’s common stock for any or all of the shares of preferred stock held by the UST. These two initiatives are designed to do the following:
•	improve the Company’s ratio of tangible common equity to tangible assets;

•	reduce required annual interest and dividend payments by reducing the aggregate principal amount of outstanding trust preferred securities and outstanding shares of preferred stock; and

•	improve the Company’s ability to successfully raise additional capital through a public offering of its common stock.
In December 2009, the Company made a proposal to the UST to exchange all of the shares of the preferred stock that the UST holds for shares of the Company’s common stock with a value (based on market prices at the time of the exchange) equal to 75% of the aggregate liquidation value of the preferred stock surrendered in the exchange. The aggregate liquidation value of the preferred stock is $72.0 million. As a result, if this proposal is accepted by the UST, it would result in the Company issuing to the UST shares of common stock with a value of $54.0 million. Discussions and negotiations with the UST regarding the Company’s proposal are ongoing.
On Jan. 29, 2010, the Company held a special shareholders’ meeting at which its shareholders approved an amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of common stock from 60 million to 500 million. The Company’s shareholders also approved the issuance of the Company’s common stock for the contemplated exchange offers to: (i) holders of the Company’s trust preferred securities; and (ii) the UST. In January 2010, the Company filed a registration statement with the Securities and Exchange Commission related to these proposed exchange offers. Finally, the Company’s shareholders approved a stock option exchange program.

This press release is not an offer to sell, purchase, or exchange any securities nor is it a solicitation of acceptance of any offer to sell, purchase, or exchange any securities.
We have not yet commenced our planned stock option exchange program, which was approved by our shareholders. In connection with the stock option exchange program, we plan to file a Schedule TO with the SEC, and will provide holders of eligible options with written materials explaining the precise terms and timing of the program. Persons who are eligible to participate in the stock option exchange program should read these written materials carefully when they become available because they will contain important information about the stock option exchange program. When filed, persons can obtain the tender offer statement and other filed documents for free by visiting the SEC’s Web site at www.sec.gov or by visiting the Investor Relations tab of the Company’s Web site at www.IndependentBank.com.
We have already filed a registration statement (including a preliminary prospectus and related exchange offer materials) on Form S-4 with the SEC in connection with an offer we intend to make to issue our common stock in exchange for certain outstanding trust preferred securities. This registration statement has not yet become effective. Before any person decides whether to participate in such exchange offer (if and when it is commenced by us), the preliminary prospectus in that registration statement and the other documents we have filed with the SEC and may file with the SEC prior to commencement of the exchange offer should be read for more complete information about us and the exchange offer. You may obtain these documents for free by visiting the SEC’s Web site at www.sec.gov or by visiting the Investor Relations tab of the Company’s Web site at www.IndependentBank.com.
Conference Call
The Company is currently only being covered by one analyst and as a result, has decided to discontinue its practice of holding quarterly earnings conference calls.
About Independent Bank Corporation
Independent Bank Corporation (NASDAQ: IBCP) is a Michigan-based bank holding company with total assets of approximately $3 billion. Founded as First National Bank of Ionia in 1864, Independent Bank Corporation now operates over 100 offices across Michigan’s Lower Peninsula through one state-chartered bank subsidiary. This subsidiary (Independent Bank) provides a full range of financial services, including commercial banking, mortgage lending, investments and title services. Independent Bank Corporation is committed to providing exceptional personal service and value to its customers, stockholders and the communities it serves.
For more information, please visit the Company’s Web site at: IndependentBank.com
Any statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “believe,” “intend,” “estimate,” “project,” “may” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are predicated on management’s beliefs and assumptions based on information known to Independent Bank Corporation’s management as of the date of this news release and do not purport to speak as of any other date. Forward-looking statements may include descriptions of plans and objectives of Independent Bank Corporation’s management for future or past operations, products or services, and forecasts of the Company’s revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries, and estimates of credit quality trends. Such statements reflect the view of Independent Bank Corporation’s management as of this date with respect to future events and are not guarantees of future performance, involve assumptions and are subject to substantial risks and uncertainties, such as the changes in Independent Bank Corporation’s plans, objectives, expectations and intentions. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, the Company’s actual results could differ materially from those discussed. Factors that could cause or contribute to such differences are changes in interest rates, changes in the accounting treatment of any particular item, the results of regulatory examinations, changes in industries where the Company has a concentration of loans, changes in the level of fee income, changes in general economic conditions and related credit and market conditions, and the impact of regulatory responses to any of the foregoing. Forward-looking statements speak only as of the date they are made. Independent Bank Corporation does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. For any forward-looking statements made in this news release or in any documents, Independent Bank Corporation claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Financial Condition

	December 31,
	2009	2008
	(unaudited)
	(in thousands)
Assets
Cash and due from banks	$65,214	$57,463
Interest bearing deposits	223,522	242

Cash and Cash Equivalents	288,736	57,705
Trading securities	54	1,929
Securities available for sale	164,151	215,412
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	27,854	28,063
Loans held for sale, carried at fair value	34,234	27,603
Loans
Commercial	840,367	976,391
Mortgage	749,298	839,496
Installment	303,366	356,806
Finance receivables	406,341	286,836

Total Loans	2,299,372	2,459,529
Allowance for loan losses	(81,717)	(57,900)

Net Loans	2,217,655	2,401,629
Other real estate and repossessed assets	31,534	19,998
Property and equipment, net	72,616	73,318
Bank owned life insurance	46,514	44,896
Goodwill		16,734
Other intangibles	10,260	12,190
Capitalized mortgage loan servicing rights	15,273	11,966
Prepaid FDIC deposit insurance assessment	22,047
Accrued income and other assets	34,436	44,802

Total Assets	$2,965,364	$2,956,245

Liabilities and Shareholders’ Equity
Deposits
Non-interest bearing	$334,608	$308,041
Savings and NOW	1,059,840	907,187
Retail time	542,170	668,968
Brokered time	629,150	182,283

Total Deposits	2,565,768	2,066,479
Federal funds purchased		750
Other borrowings	131,182	541,986
Subordinated debentures	92,888	92,888
Financed premiums payable	21,309	26,636
Accrued expenses and other liabilities	44,356	32,629

Total Liabilities	2,855,503	2,761,368

Shareholders’ Equity
Preferred stock, Series A, no par value, $1,000 liquidation preference per share—200,000 shares authorized; 72,000 shares issued and
outstanding at December 31, 2009 and December 31, 2008	69,157	68,456
Common stock, $1.00 par value—60,000,000 shares authorized;
issued and outstanding: 24,028,505 shares at December 31, 2009
and 23,013,980 shares at December 31, 2008	23,863	22,791
Capital surplus	201,618	200,687
Accumulated deficit	(169,098)	(73,849)
Accumulated other comprehensive loss	(15,679)	(23,208)

Total Shareholders’ Equity	109,861	194,877

Total Liabilities and Shareholders’ Equity	$2,965,364	$2,956,245

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,
	2009	2009	2008	2009	2008
	(unaudited)
	(in thousands)
Interest Income
Interest and fees on loans	$43,033	$45,290	$45,444	$177,948	$186,747
Interest on securities
Taxable	1,420	1,475	1,909	6,333	8,467
Tax-exempt	745	841	1,240	3,669	7,238
Other investments	244	299	99	1,106	1,284

Total Interest Income	45,442	47,905	48,692	189,056	203,736

Interest Expense
Deposits	8,937	9,109	9,717	35,405	46,697
Other borrowings	3,107	3,537	6,379	15,128	26,890

Total Interest Expense	12,044	12,646	16,096	50,533	73,587

Net Interest Income	33,398	35,259	32,596	138,523	130,149
Provision for loan losses	25,116	22,285	27,865	103,032	71,321

Net Interest Income After Provision for Loan Losses	8,282	12,974	4,731	35,491	58,828

Non-interest Income
Service charges on deposit accounts	6,158	6,384	5,996	24,370	24,223
Net gains (losses) on assets
Mortgage loans	2,060	2,257	1,204	10,860	5,181
Securities	39	138	(6,883)	3,826	(14,795)
Other than temporary loss on securities available for sale
Total impairment loss	(4,056)	(17)	(41)	(4,073)	(166)
Loss recognized in other comprehensive loss	3,991			3,991

Net impairment loss recognized in earnings	(65)	(17)	(41)	(82)	(166)
VISA check card interchange income	1,527	1,480	1,394	5,922	5,728
Mortgage loan servicing	1,241	(496)	(3,616)	2,252	(2,071)
Title insurance fees	410	521	280	2,272	1,388
Other income	1,919	2,514	2,310	9,239	10,233

Total Non-interest Income	13,289	12,781	644	58,659	29,721

Non-interest Expense
Compensation and employee benefits	13,275	13,823	13,164	53,003	55,179
Vehicle service contract counterparty contingencies	19,506	8,713	966	31,234	966
Loan and collection	3,834	3,628	3,536	14,727	9,431
Occupancy, net	2,882	2,602	3,054	11,092	11,852
Data processing	2,134	2,146	1,951	8,386	7,148
Deposit insurance	1,658	1,729	462	7,328	1,988
Furniture, fixtures and equipment	1,735	1,727	1,770	7,159	7,074
Loss on other real estate and repossessed assets	1,796	3,558	2,258	8,554	4,349
Credit card and bank service fees	1,754	1,722	1,325	6,608	4,818
Advertising	1,498	1,335	1,691	5,696	5,534
Goodwill impairment	16,734		50,020	16,734	50,020
Other expenses	4,376	4,174	4,855	17,066	18,791

Total Non-interest Expense	71,182	45,157	85,052	187,587	177,150

Loss Before Income Tax	(49,611)	(19,402)	(79,677)	(93,437)	(88,601)
Income tax expense (benefit)	(1,456)	(1,088)	10,348	(3,210)	3,063

Net Loss	$(48,155)	$(18,314)	$(90,025)	$(90,227)	$(91,664)

Preferred dividends	1,076	1,075	215	4,301	215

Net Loss Applicable to Common Stock	$(49,231)	$(19,389)	$(90,240)	$(94,528)	$(91,879)

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Selected Financial Data

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,
	2009	2009	2008	2009	2008
	(unaudited)
Per Common Share Data (A)
Net Loss Per Common Share
Basic (B)	$(2.05)	$(.81)	$(3.92)	$(3.96)	$(4.00)
Diluted (C)	(2.05)	(.81)	(3.92)	(3.96)	(4.00)
Cash dividends declared	.00	.01	.01	.03	.14

Selected Ratios (annualized) (A)
As a Percent of Average Interest-Earning Assets
Tax equivalent interest income	6.57%	6.97%	7.11%	6.91%	7.16%
Interest expense	1.72	1.82	2.31	1.83	2.53
Tax equivalent net interest income	4.85	5.15	4.80	5.08	4.63
Net Loss to
Average common equity	(255.72)%	(73.46)%	(161.44)%	(90.72)%	(39.01)%
Average assets	(6.55)	(2.59)	(11.73)	(3.17)	(2.88)

Average Shares
Basic (B)	24,026,744	24,029,540	23,014,145	23,865,525	22,984,605
Diluted (C)	24,100,210	24,102,489	23,073,827	23,935,880	23,048,488

(A)	These amounts are calculated using net loss applicable to common stock.

(B)	Average shares of common stock for basic net income per share include shares issued and outstanding during the period and participating share awards.

(C)	Average shares of common stock for diluted net income per share include shares to be issued upon exercise of stock options and stock units for deferred compensation plan for non-employee directors. For any period in which a loss is recorded, the assumed exercise of stock options, and stock units for deferred compensation plan for non-employee directors would have an anti-dilutive impact on the loss per share and thus are ignored in the diluted per share calculation.